Pentair, Inc.
5500 Wayzata Boulevard, Suite 800
Golden Valley, MN 55416
763 656 5278 Tel
763 656 5402 Fax

News Release
PENTAIR ANNOUNCES CHIEF FINANCIAL OFFICER’S INTENT TO RETIRE
GOLDEN VALLEY, Minn. — April 5, 2006 — Pentair, Inc. (NYSE: PNR) today announced that its Executive Vice President and Chief Financial Officer (CFO), David D. Harrison, has informed the Company of his intent to retire by the end of 2006. Consequently, Pentair has begun the process to identify Harrison’s successor. To help ensure a seamless transition, Harrison will remain with Pentair until his successor is named.
“Pentair is extremely fortunate to have had Dave’s leadership throughout one of the most productive periods in the company’s history,” said Randall J. Hogan, chairman and chief executive officer. “He has been vital to the establishment of Pentair’s cash flow and return on invested capital disciplines, contributing meaningfully to the company’s expanding margins and the tripling of Pentair’s stock price over the past five years.
“In addition, Dave played a pivotal role in the transformation of Pentair to a water-led company. I am grateful for Dave’s partnership during my first five years as chief executive,” Hogan added.
Harrison first joined Pentair in 1994 as senior vice president and CFO, and was named executive vice president and CFO in 1995. He left the Company in 1996 to serve as executive vice president and CFO of Coltec Industries and, later held the same position with The Scotts Company. He returned to Pentair in 2000 as executive vice president and CFO. Prior to joining Pentair, Harrison worked for Borg-Warner Chemicals and several units of General Electric.
“It has been a great pleasure for me to have worked with Pentair, a vibrant, growing organization,” Harrison said. “I consider my years on the Company’s leadership team among the best in my forty-one year accounting and finance career.”
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About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures market, designing and manufacturing standard, modified, custom and thermal enclosures that house and protect sensitive electronics and electrical components. With 2005 revenues of $2.95 billion, Pentair has approximately 15,000 employees worldwide.

Contacts:
Rachael Jarosh Communications Tel.: (763) 656-5280 E-mail: rachael.jarosh@pentair.com	Mark Cain Investor Relations Tel.: (763) 656-5278 E-mail: mark.cain@pentair.com